Exhibit 21.1

SUBSIDIARIES

The following are the subsidiaries of LumiraDx Limited.

Legal Name of Subsidiary	Jurisdiction of Organization
ACS Acquisition LLC	United States
Biomedical Service S.r.l.	Italy
Lumira SAS	Colombia
LumiraDx (Pty) Limited	South Africa
LumiraDx A/S	Denmark
LumiraDx AB	Sweden
LumiraDx AS	Norway
LumiraDx B.V.	Netherlands
LumiraDx Brazil Holdings Limited	United Kingdom
LumiraDx Care Solutions UK Ltd	United Kingdom
LumiraDx Colombia Holdings Ltd	United Kingdom
LumiraDx GmbH	Germany
LumiraDx GmbH	Austria
LumiraDx GmbH	Switzerland
LumiraDx Group Limited	United Kingdom
LumiraDx Healthcare LLC	United States
LumiraDx Healthcare Ltda	Brazil
LumiraDx Healthcare S.L.	Spain
LumiraDx, Inc.	United States
LumiraDx International Ltd	United Kingdom
LumiraDx Investment Limited	United Kingdom
LumiraDx Japan Co, LTDa	Japan
LumiraDx Ltd	United Kingdom
LumiraDx Oy	Finland
LumiraDx Technology Ltd	United Kingdom
LumiraDx UK Ltd	United Kingdom
SureSensors Limited	United Kingdom